MAXWELL M. BLECHER (#026202),
          HAROLD R. COLLINS, JR. (#037114)
          BLECHER & COLLINS, P.C.
          611 West Sixth Street, 20th Floor
          Los Angeles, CA 90017
          (213) 622-4222

          JOSEPH W. COTCHETT (#36324)
          MARIE SETH WEINER (#112032)
          COTCHETT & PITRE
          San Francisco Airport Office Center
          640 Malcolm Road, Suite 200
          Burlingame, CA 94010
          (415) 697-6000

          Attorneys for Plaintiff
          and the Class

                             UNITED STATES DISTRICT COURT

                            CENTRAL DISTRICT OF CALIFORNIA

          TIMOTHY W. BRADLEY,                Civil
          individually and on behalf of
          all others similarly situated,
                                             CLASS ACTION
                         Plaintiffs,
                                             CLASS ACTION COMPLAINT FOR:
          vs.
                                             1.   VIOLATION OF SECTION
          WILLIAM E.B. SIART; JOHN E.             14(e) OF THE SECURITIES
          BRYSON; JEWEL PLUMMER COBB; RALPH       EXCHANGE ACT OF 1934;
          P. DAVIDSON; MYRON DuBAIN; DON C.
          FRISBEE; GEORGE M. KELLER; THOMAS  2.   VIOLATION OF SECTION
          L. LEE; WILLIAM P. MILLER, WILLIAM      14(a) OF THE SECURITIES
          S. RANDALL; STEVEN B. SAMPLE;           EXCHANGE ACT OF 1934, AND
          FORREST N. SHUMWAY; RICHARD J.          RULE 14a-9;
          STEGEMEIER; DANIEL M. TELLEP;
          FIRST BANK SYSTEM, INC.;           3.   BREACH OF FIDUCIARY DUTY;
          DONALDSON, LUFKIN & JENRETTE,
          INC.,                              4.   ABUSE OF CONTROL;

                         Defendants.         5.   UNFAIR BUSINESS
                                                  PRACTICES;

                                             6.   UNJUST ENRICHMENT; and

                                             7.   CONSTRUCTIVE FRAUD.

                                             PLAINTIFFS DEMAND A TRIAL BY
                                             JURY

                    Plaintiff Timothy W. Bradley alleges upon information and belief, based upon, inter alia, the investigation made by plaintiff and by and through his attorneys, except as to those allegations which pertain to the named plaintiff and his counsel, as follows:

                                 INTRODUCTION

                    1.  This is a class action on behalf of all
          persons, except defendants, who own shares of the common stock of First Interstate Bancorp ("First Interstate"), a holding company whose principal assets in its wholly-owned Subsidiary, First Interstate Bank. The members of the class have been damaged and deprived of opportunities to realize the highest price reasonably available and a fair price for their stock ownership in First Interstate because the defendants have wrongfully prevents and are wrongfully preventing the acquisition of all of the common stock of First Interstate by third parties who are willing and able to acquire such stock at a price in excess of the current market price of First Interstate common stock, including but not limited to Wells Fargo & Company ("Wells Fargo"), headquartered in California; and because defendants are now attempting to and have arranged a merger transaction of First Interstate into First Bank System, headquartered in Minneapolis, pursuant to which the First Interstate shareholders will received less per share than the other available transactions and offers. The officers and directors of First Interstate, to protect and preserve their positions of power, prestige and profits and officers and directors of First Interstate have acted contrary to their fiduciary obligation to the shareholders of First Interstate, namely plaintiff and the Class. Indeed, the defendants have now obligated First Interstate to pay a "poison pill" break-up fee of $200 million if the merger with First Bank System does not go forward, despite the fact that the First Bank System offer is less than the initial offer by Wells Fargo as well as less than the subsequent pending offer by Wells Fargo. The proposed merger with First Interstate is also structured to allow at least half of the defendants to keep their positions as directors and/or officers, and their positions of power, i.e., although First Interstate will technically be owned by First Bank System, the leadership of First Interstate will continue practically unscathed. The defendants have publicly announced that they are giving preference over the lower First Bank System's offer because they want to save the jobs of people at First Interstate, which includes themselves. In order to persuade the shareholders of First Interstate to support the offer by First Bank System rather than the higher offer by Wells Fargo, so as to obtain and sustain the personal financial and prestigious positions of the defendants, the defendants have engaged in the dissemination of misleading statements to plaintiff and the Class.

                    2.  Defendant First Bank System and its
          stockbroker, defendant Donaldson, Lufkin & Jenrette Inc., have engaged in the market manipulation of First Bank System common stock in order to keep the market price artificially high, so as to keep its proposed stock swap merger with First Interstate at a higher value (and for less First Bank System shares) than would otherwise be the case if the market value of that stock was subject to unrestricted adjustment through disinterested purchasers and sellers on the open market.

                            JURISDICTION AND VENUE

                    3.  This Court has jurisdiction over the
          subject matter of this action under SECTION27 of the Securities Exchange Act of 1934, 15 U.S.C. SECTION78aa. The claims alleged herein arise principally under SECTION14 of the Securities Exchange Act, 15 U.S.C. SECTION78n and rules promulgated thereunder by the Securities and Exchange
          Commission.

                    4. Venue is proper in this District pursuant to SECTION27 of the Securities Exchange Act and 28 U.S.C. SECTION1391(b). Certain acts and transactions giving rise to the violations of the law complained of herein, including the preparation and dissemination to the First Interstate shareholders of false and misleading information, occurred in this District. Further, at all times herein, the headquarters and principal place of business of the individual defendants were and are in Los Angeles, Los Angeles County, California. The individual defendants are all officers and/or directors of First Interstate Bancorp, which is a Delaware corporation with the principal place of business in Los Angeles, California.

                    5. In connection with the acts, conduct and other wrongs complained of herein, the defendants, directly or indirectly, used the means and instrumentalities of interstate commerce, and United States mails, and/or the facilities of a national securities exchange market.

                                 THE PARTIES

           Plaintiff

                    6. Plaintiff Timothy W. Bradley is a resident of Los Angeles County, California and owns common stock of First Interstate.

                    7. Plaintiff Timothy W. Bradley brings this action individually and on behalf of a Class consisting of all persons and entities who own the common stock of First Interstate, excluding the individual defendants, the members of their immediate families and any entity controlled by any of the defendants, and excluding defendants First Bank System and DLJ to the extent that they hold any First Interstate common stock.
          Defendants

                    8.  Defendant William E.B, Siart, at all
          relevant times herein, was and is President (Since 1990), Chief Executive Officer (since January 1993), a director (since 1990), and Chairman of the Board (since May 1995) of First Interstate. As of March 1995, defendant Siart owned, directly or indirectly 213,004 shares of First Interstate common stock. During 1994, defendant Siart received cash compensation of $1,846,133 from First Interstate, plus other compensation of $19,638 in addition to lucrative securities options and pension plan benefit. Defendant Siart was also provided with a preferential loan on his residence of approximately $875,000 at an interest rate of 6.34% by First Interstate. There is also an employment agreement between defendant Siart and First Interstate providing, and in case of a change of control of First Interstate, the term of the agreement is automatically extended for two years from the date of the change of control, plus if terminated, defendant Siart is entitled to "liquidated damages" of three times annual bass salary and target bonus, plus an amount equivalent to thee additional years of participation in the Company's retirement plan, plus $30,000 as alleged cost of health and welfare benefit plan coverage, all payable as a cash lump sun within ten days after termination.

                    9. Defendant John S. Bryson, at all relevant times herein, was and is a director of First Interstate since 1991. As of March 1995, defendant Bryson owned, directly or indirectly, 7,640 shares of First Interstate common stock.

                    10.  Defendant Jewel Plummer Cobb, at all
          relevant times herein, was and is a director of First Interstate since 1985. As of March 1955, defendant Cobb owned, directly or indirectly, 8,290 shares of First Interstate common stock.

                    11.  Defendant Ralph P. Davidson, at all
          relevant times herein, was and in a director of First Interstate since 1987. As of March 1995, defendant Davidson owned, directly or indirectly, 9,500 shares of First Interstate common stock.

                    12.  Defendant Myron DuBain, at all relevant
          times herein, was and is a director of First Interstate since 1983. As of March 1995, defendant DuBain owned, directly or indirectly, 36,939 shares of First Interstate common stock.

                    13. Defendant Don C. Frisbee, at all relevant times herein, was and is a director of First Interstate since 1985. As of March 1995, defendant Frisbee owned, directly or indirectly, 3,872 shares of First Interstate common stock.

                    14.  Defendant George M. Keller, at all
          relevant times herein, was and is a director of First Interstate since 1974. Defendant Keller in also a director of First Interstate Bank of California. As of March 1995, defendant Keller owned, directly or indirectly, 10,896 shares of First Interstate common stock.

                    15. Defendant Thomas L. Lee, at all relevant times herein, was and is a director of First Interstate since 1993. Defendant Lee is also a director of First Interstate Bank of California. As of March 1995, defendant Lee owned, directly or indirectly, 6,300 shares of First Interstate common stock.

                    16.  Defendant William P. Miller, at all
          relevant times herein, was and in a director of First Interstate since 1990. Defendant Miller is also a director of First Interstate Bank of California, As of March 1995, defendant Miller owned, directly or indirectly, 10,310 shares of First Interstate common stock.

                    17.  Defendant William S. Randall, at all
          relevant times herein, was and is Executive Vice President, Chief Operating Officer, and a director of First Interstate. As of March 1995, defendant Randall owned, directly or indirectly, 115,940 shares of First Interstate common stock. During 1994, defendant Randall received cash compensation of $939,232 from First Interstate, plus other Compensation of $14,530 in addition to lucrative securities options and pension plan benefit. There is also an employment agreement between defendant Randall and First Interstate providing, and in case of a change of control of First Interstate, the term of the agreement in automatically extended for two years from the data of the change of control, plus it terminated, defendant Randall is entitled to "liquidated damages" of thee times annual bass salary and target bonus, plus an amount equivalent to the additional years of participation in the Company's retirement plan, plus $30,000 an alleged coot of health and welfare benefit plan coverage, all payable as a cash lump sum within ten days after termination.

                    18.  Defendant Steven B. Sample, at all
          relevant times herein, was and is a director of First Interstate since 1991. As of March 1995, defendant sample owned, directly or indirectly, 7,000 shares of First Interstate common stock.

                    19.  Defendant Forrest N. Shumway, at all
          relevant times herein, was and is a director of First Interstate since 1982. As of March 1995, defendant Shumway owned, directly or indirectly, 10,000 shares of First Interstate common stock.

                    20.  Defendant Richard J. Stegemeier, at all
          relevant times herein, was and is a director of First Interstate since 1989. As of March 1995, defendant Stegemeier owned, directly or indirectly 7,000 shares of First Interstate common stock.

                    21.  Defendant Daniel N. Tellep, at all
          relevant times herein, was and is a director of First Interstate since 1991. As Of March 1995, defendant Tellep owned, directly or indirectly, 7,500 shares of First Interstate common stock,

                    22.  The defendants named in Paragraphs 8
          through 21 above, are hereinafter referred to collectively as the "Officer and Director Defendants".

                    23. Defendant First bank System, Inc. ("First Bank System") was and in a Minnesota corporation with its principal place Of business in Minneapolis, Minnesota.

                    24.  Defendant Donaldson, Lufkin & Jenrette,
          Inc. ("DLJ"), a Delaware corporation with its corporate headquarters in New Jersey, was and is a registered broker-dealer and financial institution.

          CLASS ACTION ALLEGATIONS

                    25.  This lawsuit is brought on behalf of a
          Class consisting of all persons and entities who own First Interstate common stock. Excluded from the Class are the individual defendants herein, and their immediate family and any subsidiary, affiliate or controlled person or entity of any such defendants, and excluding defendants First Bank System and DLJ to the extent that they hold any First Interstate common stock.

                    26. The members of the Class are so numerous that joinder of all members is impracticable. First Interstate common stock is traded on the New York Stock Exchange, a nationwide, recognized stock exchange, under the symbol "I". While the exact number of the Class members In unknown to plaintiff at this time, as of November 1995, First Interstate had approximately 73.7 million Shares of its common stock outstanding, and as of March 9, 1995 had 76,268,424 common shares outstanding. The class members can be identified from the books and records maintained by the defendants and their agents.

                    27.  Plaintiff's claims are typical of the
          claims of the members of the Class, including issues of law and facts such as whether: (i) defendants violated federal securities laws, (ii) defendants make material false representations and omissions to First Interstate shareholders regarding the Competing takeover bids by First Bank System and Wells Fargo, (iii) defendants violated California state laws, (iv) defendants failed to obtain the best and highest price for First Interstate shareholders for their shares, (v) whether defendants acted contrary to their fiduciary obligations to First Interstate shareholders in order to protect defendants' own personal, financial, and professional interests, and
          (vi) sustained damages arising out of defendants' wrongful conduct In violation of federal and state law.

                    28.  Plaintiff will fairly and adequately
          represent and protect the interests of the members of the Class, and has retained counsel competent and experienced in class actions and complex litigation.

                    29.  A class action is superior to other
          available methods for the fair and efficient adjudication of this controversy, since joinder of all members is impracticable. Furthermore, as the damages suffered by the individual members of the Class may be relatively small, the expense and burden of individual actions makes it impossible for the Class members to individually redress the wrongs from which they have suffered, There will be no real difficulty in the management of this action as a class action.

                    30. Common questions of law and fact exist of to all members of the Class, and predominate over any questions affecting solely individual members of the Class. Among the questions of law and fact common to the Class are:

                         A.  Whether defendants acted in violation
          of federal securities law;

                         B.  Whether defendants acted in violation
          of California state law;

                         C.  Whether defendants made or
          participated in the making of false and misleading statements and material omissions in connection with a proxy solicitation or a tender offer takeover;

                         D.  Whether defendants, who were in
          positions of control of First Interstate, breached their fiduciary obligations to the class members;

                         E.  Whether defendants abused their
          positions of control of First Interstate;

                         F.  Whether defendants concealed, failed
          to discloses or misrepresented to the Class members regarding the offers to purchase all or a controlling interest of First Interstate stock in excess of the then market value of First Interstate common stock;

                         G.  Whether defendants participated in and
          pursued a conspiracy, schemes, or common course of conduct as alleged herein;

                         H.  Whether the defendants acted wilfully,
          recklessly or intentionally in committing the wrongful conduct complained of herein; and

                         I.  Whether the members of the Class have
          sustained damages, and the proper measure of damages.

                         DEFENDANTS' WRONGFUL CONDUCT

                    31. On or about October 18, 1995, Wells Fargo & Company, the holding company of California-based Wells Fargo Bank, offered to purchase all outstanding stock of First Interstate Bancorp, the holding company of California-based First Interstate Bank, in a stock swap of 0.625 share of Wells Fargo common stock for each share of First Interstate common stock, which bid was valued at approximately $10.2 billion. The offering price was in excess of the market price of First Interstate common stock. The offer was considered by First Interstate to be a "hostile takeover" bid, and the Officer and Director Defendant responded to it by an announcement that First Interstate would be exploring "alternatives".

                    32. On or about October 23, 1995, Wells Fargo announced that it would move forward with seeking approval under the federal antitrust laws to start buying First Interstate stock.

                    33.  Without giving due consideration to the
          offer by Wells Fargo, the officer and Director Defendants proceeded to solicit "white knight" purchasers of First Interstate, and specifically financial institutions which did business outside of California. The Officer and Director Defendants invited Norwest Bancorp of Minneapolis, Minnesota and Banc One Corp of Columbus, Ohio to inspect the books of First Interstate and otherwise conduct due diligence with an eye towards a "friendly" counteroffer. The Officer and Director Defendants also engaged in communications with defendant first Bank System of Minneapolis in this regard.

                    34. On or about November 5, 1995, Wells Fargo publicly announced that it had increased its bid to a stock swap of 0.65 to 1.00, or $136.91 per share of First Interstate.

                    35.  On or about November 6 1995, First
          Interstate announced that it had rejected the Wells Fargo offer of approximately $10.9 billion and, instead, proposed a merger with defendant First Bank System of Minneapolis in a stock swap valued at $9.88 billion, or $129.55 per share of First Interstate. First Bank System's offer is slightly above the market price of First Interstate common stock. At the end of November 6, 1995, the market price of Wells Fargo placed its bid at a value of $10.04 billion, or $131.41 per share of First Interstate.

                    36.  As the bid by Wells Fargo envisioned a
          complete acquisition and integration of First Interstate into Wells Fargo, with Wells Fargo to be the surviving business, the Officer and Director Defendants endeavored to obtain a bid by another financial institution holding company which would leave defendants with their existing positions. Although characterized by the Officer and Director Defendants as an offer to acquire and takeover First Interstate by defendant First Bank System, in reality it is nothing but a merger that would leave both financial institutions relatively intact.

                    37.  The reality of the proposed transaction
          between First Interstate and defendant First Bank System is that (i) First Bank System is only about one-half the size of First Interstate, (ii) their bank subsidiaries have branches located, predominantly, in different locations, different cities and different states, (iii), the Board of Directors of the merged company consists one-half of "former" First Interstate directors, including certain of the Officer and Director Defendants herein.

                    38.  Indeed, First Interstate and defendant
          First Bank System only have potentially overlapping operations in Colorado, Montana and Wyoming, despite the fact that combined operations would exist in 21 states. On the other hand, Wells Fargo only has bank branches in California, while First Interstate has half of its bank branches in California, despite operations over 13 states.

                    39.  The Officer and Director Defendants
          supported defendant First Bank System's bid as they would be provided with retaining or obtaining personal and financial benefits, whereas they would be subject to possibly losing their positions if the Wells Fargo bid was accepted. For example, under the terms of the proposed transactions with defendant First Bank System,
          (i) defendant Siart would be the President and Chief Operating Officer of the combined company, (ii) the bank of the combined company would operate under the First Interstate name, (iii) membership on the Board of Directors of the combined company would be even split between present directors of First Interstate and present directors of First Bank System, and (iv) the corporate headquarters would remain in Minneapolis, but all business lines would be run by personnel in Los Angeles, including certain of the Officer and Director Defendants,

                    40.  In order to further protect their
          positions and financial benefits, the Officer and Director Defendants agreed with defendant First Bank System to a "poison pill" provision. The poison pill, designed to discourage other offers by other interested buyers and designed to make a hostile takeover more difficult, potentially obligates First Interstate to pay a $200 million break-up fee to defendant First Bank System if their merger transaction is not completed.

                    41.  In an attempt to further shore-up the
          First Bank System "sweetheart" deal, the Officer and Director Defendants also agreed to a "lock-up" agreement, whereby First Bank System holds and controls certain First Interstate shares In a fiduciary capacity, and agreed to grant stock options to purchase 19.9% of all outstanding shares of First Interstate common stock.

                    42.  According to the New York Times in an
          article published on November 7, 1995, defendant Siart publicly announced that First Bank System's bid "was superior, despite its lower price, because it offered the best opportunity for growth, whereas the proposal from Wells Fargo focused mainly on cost-cutting."

                    43.  It has been rumored that, prior to the
          announcement of the transaction with First Bank System (and the poison pill provision), Banc One was interested and willing to pay more than the offering price proposed by defendant First Bank System.

                    44.  In response, on or about November 13,
          1995, Wells Fargo announced a new bid valued at $10.6 billion to $10.9 billion, in a proposed stock swap of
          0.666 share of Wall Fargo common stock for one share of First Interstate common stock, which bid Wells Fargo intends to pursue through a tender offer directly to First Interstate shareholders. The valid of the First Bank System bid was valued at this time at approximately $10.4 billion. By the close of the market on November 23, 1995, the Wells Fargo bid was worth $140.29 to $140.32 per First Interstate share, while First Bank System's offer was only worth $137.80 per share.

                    45. To bolster its superior offer, Wells Fargo also informed the Officer and Director Defendants that it would move forward with all regulatory steps for approval of such a proposed acquisition, that any rejection of the latent bid would lead to Wells Fargo and First Bank System having 10 days to submit their best offer to the First Interstate shareholders, that it would be filing a legal action and seeking shareholder action to depose Wells Fargo's current Board to be replaced by directors who support the Wells Fargo higher offer, and that it was seeking judicial intervention to negate the $200 million poison pill provision. Wells Fargo Chairman, Paul Hazen, in a letter to defendant Siart requested, if its last bid was not accepted, that Wells Fargo and First Bank System submit their "best and final" offers and present them side-by-side on a proxy ballot to the First Interstate shareholders for a vote. Hazen went on to state "As you know, the economic benefit to our respective stockholders that can be generated from the combination of our two companies is enormous, and far outstrips the benefits of a First Interstate-First Bank System combination."

                    46.  Upon the announcement by Wells Fargo,
          First Bank System's Chairman, John Grundhofer made a public statement that the proposed merger between defendant First Bank System and First Interstate would proceed to completion (stating, "this deal will close as planned"), and accused Wells Fargo of exaggerating the economic benefits of its new proposal, stating that he was "incredulous." He further questioned Wells Fargo's ability to manage the combined company better than First Bank System, and that Wells Fargo has "no multistate operating experience and a very limited recent acquisition history."

                    47. Wells Fargo has affirmatively filed with the Federal Reserve for approval of its application to be permitted to purchase and to increase its ownership of First Interstate common stock to beyond 4.9%. That clearance has now been given as of November 20, 1995.

                    48.  On or about November 17, 1995, John
          Grundhofer, the Chairman of First Bank System, and Richard Zone, its Chief Financial Officer, held a conference with financial analysts, in an attempt to debunk statements by Wells Fargo as to earnings and cost savings projections should Wells Fargo's bid be accepted and First Interstate be merged into Wells Fargo. First Bank System accused Wells Fargo of projecting numbers which "are not credible," that Wells Fargo has "overstated cost savings," and that Wells Fargo has "understated revenue losses."

                    49.  In addition, First Sank System, on or
          about November 17, 1995, published a non-SEC approved, full-page advertisement in California newspapers attacking the Wells Fargo offer, and calling such a transaction between Wells Fargo and First Interstate a "disaster for California," citing the possible loss of jobs.

                    50. What First Bank System has failed to fully and fairly disclose is the fact of and extent to which its own stock market advice, which is the basis of the value of the proposed stock swap bid, has been orchestrated and manipulated by defendant First Bank System and defendant DLJ to be more buoyant than if the market price reflected the market's response to the competition for Wells Fargo. Indeed, it has been reported by the Wall Street Journal on November 20, 1995 that defendant First Bank System has been actively buying up its own stock, through defendant DLJ, since its announcement of its potential transaction with First Interstate. This repurchase activity by First Bank System and DLJ has propped up the market price of First Bank System's stock, and thus kept a higher value on its stock-swap bid than would otherwise be the case. Indeed, since November 7, 1995, through defendant DLJ, defendant First Bank System has been an enormous buyer of First Bank System stock, accounting for 47% of the total volume of First Bank System stock for the trading days from November 6, 1995 through November 15, 1995, in purchases totalling approximately 2.4 million to 2.7 million shares. Specifically, First Bank System, through DLJ, bought more than half of all First Bank System shares traded on four of those trading dates; nearly two-thirds of all shares traded on November 7, 1995 (the day after the announcement); yet, bought zero shares the four trading days prior to the November 6, 1993 announcement. Furthermore, those trades have, circumspectly, been timed so that purchases are made by First Bank System through DLJ when its stock is declining in price--thus, keeping the First Bank System stock artificially high. Upon inquiry, First Bank System, through its spokesperson Wendy Raway, publicly declined to say whether First Bank System had been engaging in repurchase of its shares since the announcement of its agreement with First Interstate.

                    51.   On the other hand, Wells Fargo has
          publicly announced that it had affirmatively retrained from any repurchasing of its own shares during the time of this bidding competition for First Interstate.

                    52.  On November 20, 1995, First Interstate
          issued a press release, which was publicly disseminated, announcing that the Board of Directors of First Interstate, i.e., the Officer and Director Defendants, had rejected the latest Wells Fargo bid and would be moving forward with consummation of the proposed transaction with defendant First Bank System. In that press release, the Officer and Director Defendants made the false representation to all First Interstate shareholders, including plaintiff and the members of the Class, that the Wells Fargo increased offer was "not In the best interests of First Interstate and its shareholders," while stating that the First Bank System offer was in the best interests of First Interstate and its shareholders. The Officer and Director Defendants further instructed the First Interstate shareholders to reject the Wells Fargo offer and not to tender their shares to Wells Fargo.

                    53. Defendant Siart, on behalf of all of the Officer and Director Defendants, issued an open letter to the First Interstate shareholders, as follows:

               Dear First Interstate Shareholder:

                    On November 6, 1995, First Interstate announced
               that it had entered into a merger agreement with First Bank System, Inc. (FBS) pursuant to which First Interstate would merge with a subsidiary of FBS and each of your shares of First Interstate common stock would be converted into 2.6 shares of FBS common stock.

                    On November 13, 1995, Wells Fargo & Company
               announced that it intended to commence an unsolicited exchange offer in which holders of First Interstate common stock would have the right to exchange each of their shares for two-thirds of a share of Wells common stock. (The Wells exchange offer has not yet commenced and it may be several weeks or longer before you receive any materials with respect to it.) This announcement followed the First Interstate Board's rejection of Wells' earlier unsolicited proposal to merge with First Interstate in a transaction in which First Interstate's shareholders would receive .625 (or possibly .65) shares of Wells common stock for each First Interstate share.

                    Your Board of Directors believes that the
               merger with FBS is in the best interests of First Interstate and its shareholders. Accordingly, the Board recommends that you reject the Wells Fargo & Company exchange offer and, when and if such offer is commenced, not tender any of your shares to Wells Fargo.

                    Your Board's consideration of Wells Fargo's
               revised Proposal and the FBS merger follows an extensive process of evaluating the company's strategic alternatives for enhancing shareholder value. This process began several months prior to Wells' initial unsolicited bid and included discussions and evaluations of several potential merger possibilities, including one with Wells Fargo. The record is clear. After Wells made its initial takeover proposal public on October 18, on behalf of your Board I engaged in extensive discussions with Wells Fargo as well as with other potential merger candidates. A full account of that process is contained in the Schedule 14D-9 filed today by First Interstate with the Securities and Exchange Commission and enclosed with this letter.

                    The First Interstate Board believes that the
               strategic combination of First Interstate and FBS creates a dynamic, lower risk, multi-state banking alliance that will provide substantial near-term and long-range value to you. Your Board and management believe that this combination offers better value to First Interstate's shareholders than the Wells offer.

                    In reaching its determination to reaffirm the
               FBS merger and recommend rejection of the Wells offer, the First Interstate Board relied upon a number of factors, including: -- the greater earnings per share and cash flow per share of an FBS combination compared to a Wells Fargo combination; -
               - the higher dividends per share to be received by First Interstate shareholders as a result of the FBS merger than with a Wells Fargo combination; the reduced credit risk resulting from operations in 21 states under the FBS merger as contrasted with the substantially greater exposure to the California market that would result from a merger with Wells; -
               - the superior market position created by an FBS merger -- a top three ranking, in terms of deposit market share, in ten states -- as opposed to increasing First Interstate's top three ranking in only one state in a Wells merger; -- the substantial loss of revenue, as compared to Wells' public statements, that would result from Wells' proposed branch closings, other cost saving measures and antitrust divestitures (revenue losses not present in the FBS merger); -- the dependence of the value of the Wells offer on Wells' sustaining its high price-to-earnings ratio relative to other high quality bank stocks, including FBS; -- Wells' use of purchase accounting for the transaction, which creates additional goodwill in excess of $7 billion, which would substantially reduce future earnings and returns on equity; and -- the opinions of First Interstate's independent financial advisors, Goldman Sachs & Co. and Morgan Stanley & Co. Incorporated, that the exchange ratio of the FBS merger is fair to First Interstate shareholders.

                    We understand very well why our highly
               successful multi-state franchise, with its operating scope and strengths, is attractive to Wells Fargo.
               Our concern is not with Wells interests but the strategic alternative that is best for you.

                    We expect the First Interstate/FBS combined
               company to achieve 1997 EPS accretion of 23% and a return on equity of 27.5%, with virtually no tangible book value dilution. Because cost reductions would be achieved through bank office and staff cuts and systems integration, they can be accomplished quickly and with minimal impact to our customers and revenue. Under pooling accounting, the combined company will avoid the creation of goodwill and still be able to continue returning excess capital to shareholders through share repurchases. The company will have a reduced risk profile and an expanded foundation for future business growth across our 21-state service territory. It will have an exceptional, low-cost deposit base and be a leader in pioneering alternative delivery systems. And the combined company will be the number one ranked bank in the country in corporate cards, purchasing cards, corporate trust and ATM/POS, in addition to being among the top five banks in merchant card processing and asset management.

                    Your Board and management are convinced that
               the FBS merger is a winning combination for the long-term benefit of our shareholders. It is unfortunate that a respected institution like Wells Fargo would jeopardize its reputation by ignoring your Board of Directors' carefully considered decision and choosing instead to recklessly pursue its hostile takeover proposal. We will not be deterred or distracted from completing our pending merger with First Bank on your behalf.

                    A more detailed description of the factors
               considered by your Board of Directors is contained in the Schedule 14D-9. We urge you to read it carefully and in its entirety so that you will be fully informed as to the Board's recommendation.

                    The date of the special meeting of First
               Interstate shareholders which will be called to consider the proposed merger with FBS has not yet been set. First Interstate is not soliciting proxies from shareholders with respect to the FBS merger at this time. A Joint Proxy Statement/Prospectus of First Interstate and FBS will be mailed to the Company's shareholders in connection with the special meeting of each company's shareholders which will be called to vote upon the merger.

                    On behalf of the Board of Directors,
                    William E. B. Siart
                    Chairman and Chief Executive Officer

                    54. The letter to the shareholders set forth in the preceding paragraph incorporates by reference the
          Schedule 14d-9 filed by the Officer and Director Defendants on or about November 20, 1995. The Schedule 14d-9 also contains similar representations as set forth in the letter to the shareholders.

                    55. Grundhofer of defendant First Bank System quickly followed with a public statement, supporting the decision and statement of the Officer and Director
          Defendants: "The continued support of the people who serve on the Board of First Interstate is gratifying and welcome news. We thank them for sharing our conviction that the union of First Bank System and First Interstate is clearly in the best interests of shareholders, employees and the communities we serve."

                    56.  As to November 20, 1995, the competing
          offers were valued at approximately $10.4 billion for the First Bank System bid and approximately $10.7 billion for the Wells Fargo bid.

                            FIRST CAUSE OF ACTION

          Violation of Section 14(e) of the Securities Exchange Act

                     (Direct Liability of All Defendants)

                    57. Plaintiff hereby incorporates by reference paragraphs 1 through 56 above as though fully set forth hereinafter.

                    58.  Defendants, and each of them violated
          federal securities law, 15 U.S.C. SECTION78n(e), Section 14(e) of the Securities Exchange Act of 1934, in that defendants and each of them, made an untrue statement or a material fact or omitted to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading, or engaged in a fraudulent, deceptive or manipulative act or practice, in connection with the tender offer or request or invitation for lenders, or a solicitation of First Interstate shareholders in opposition to such offer, request, or invitation of Wells Fargo and in favor of such offer, request, or invitation of First Bank System. The false and misleading representations and omissions by defendants include, but are not limited to, the November 20th letter to the shareholders, the Schedule 14d-9, press releases and public statements regarding the tender offers. The fraudulent deceptive or manipulative acts or practices of the defendants include, but are not limited to, the carefully timed purchases of First Bank System stock by defendant First Bank System through its broker defendant
          DLJ which were intended to and did manipulate and artificially inflate the market price of First Bank
          System in order to inflate the value of First Bank
          System's offer and proposed stock swap merger transaction with First Interstate, particularly as compared with the stock swap offer by Wells Fargo.

                    59.  In doing the acts, practices, and
          omissions complained of herein, defendants, and each of them, acted with an intent to deceive, manipulate or defraud, or were reckless.

                    60.  As a result of the violation of Section
          14(e) by the defendants, and each of them, plaintiff and the members of the Class, and each of them, sustained losses and were damages, are also entitled to prejudgment interest at the appropriate legal rate.

                    WHEREFORE, plaintiff and the Class pray for relief as set forth below.

                            SECOND CAUSE OF ACTION

          Violation of Section 14(e) of the Securities Exchange Act and Rule 14a-9 Promulgated by the SEC

                     (Direct Liability of All Defendants)

                    61. Plaintiff hereby incorporates by reference paragraphs 1 through 56 above aa though fully set forth hereinafter.

                    62.  Defendants, and each of them, violated
          federal securities law, 13 U.S.C. SECTION78n(e), Section 14(a) of the Securities Exchange Act of 1934, and Rule 14a-9 promulgated thereunder by the Securities and Exchange
          Commission, in that defendants, and each of them, solicited or permitted the use of his name to solicit a proxy or consent or authorization in respect to First
          Interstate common stock, and which solicitation was, at the time and in the light of the circumstances under which it was made, false or misleading, or failed to state a material fact necessary to make he statements therein not false or misleading. The false and misleading representations and omissions by defendants include, but are not limited to, the November 20th letter to the shareholders, the Schedule 14d-9, press releases and public statements regarding the tender offers.

                    63. Defendants, and each of them, knew, or in the exercise of reasonable discretion and due diligence should have known, that these representations were false and misleading and/or omitted to state material facts necessary in order to make the statement made in light of the circumstances under which they were made not misleading.

                    64.  In doing the acts, practices, and
          omissions complained of herein, defendants, and each of them, acted with an intent to deceive, manipulate or defraud, or were reckless, or were negligent.

                    65.  As a result of the violation of Section
          14(a) and Rule 14a-9 by the defendant and each of them, plaintiff and the members of the Class, and each of them, sustained losses and were damages, are also entitled to prejudgment interest at the appropriate legal rate.

                    WHEREFORE, plaintiff and the Class pray for relief as set forth below.

                            THIRD CAUSE OF ACTION

                           Breach of Fiduciary Duty

                    (Direct and Secondary Liability of the Officer and Director Defendants; Secondary Liability of Defendant First Bank System)

                    66. Plaintiff hereby incorporates by reference paragraphs 1 through 56 above as though fully set forth hereinafter.

                    67. The Officer and Director Defendants, and each of them, owed to plaintiff and the Class, as First Interstate shareholders, a fiduciary duty of the highest good faith, integrity and fair dealing, and said fiduciary relationship existed at all relevant times herein.

                    68. The Officer and Director Defendants, and each of them, breached their fiduciary duties to plaintiff and the Class by the acts and omissions set forth above.

                    69. The Officer and Director Defendants, and each of them, committed the acts and omissions alleged herein with the intent to gain an advantage over plaintiff and the Class and to benefit themselves to the detriment of plaintiff and the Class.

                    70.  The breaches of fiduciary duty by the
          officer and Director Defendants, and each of theme caused detriment to plaintiff and the Class, including beat not limited to (i) the wrongful dissipation of assets by the Officer and Director Defendants obligating First Interstate to a "poison pill" provision with defendant First Bank System providing a break-up fee of $200 million; (ii) refusing to accept or support the offer which provides the greatest return to the First Interstate shareholders and is in their best interets;
          (iii) by refusing to accept or support any offer which does not protect the Officer and Director Defendants' own positions of power, prestige and money; and (iv) by not making available, fully and fairly, to the First Interstate shareholders, all of the offers that have been made and the terms thereof so that they can make an informed decision regarding the offers.

                    71.  Defendant First Bank System aided and
          abetted, encouraged and rendered substantial assistance in accomplishing the breaches of fiduciary duties committed by the Officer and Director Defendants, and each of them. Without the involvement of and agreement by defendant First Bank System to act as a "white knight" merger partner to First Interstate, the Officer and Directors Defendants could not accomplish their wrongful goals, including the retention or obtaining of lucrative positions with the ultimately existing corporation and bank. In return of its granting of preferential, job-saving provisions to the Officer and Director Defendants, and the making of a merger offer (although less than any other offer made to date), defendant First Bank System is to receive ownership of First Interstate at a reduced "price", and defendant First Bank System is pledged to receive $200 million if the deal with First Interstate does not go through. In taking action, as particularized herein, to aid and abet and substantially assist the commission of those wrongful acts and other wrongdoings complained of, defendant First Bank System acted with an awareness of its primary wrongdoing and realized that its conduct would substantially assist the accomplishment of the wrongful conduct, wrongful goals, and wrongdoing.

                    72. The Officer and Director Defendants, and each of them, aided and abetted, encouraged and rendered substantial assistance in accomplishing the wrongful Conduct and their wrongful goals and other wrongdoing complained of herein. In taking action, as particularized herein, to aid and abet and substantially assist the commission of these wrongful acts and other wrongdoings complained of, each of the defendants acted with an awareness of his primary wrongdoing and realized that his conduct would substantially assist the accomplishment of the wrongful conduct, wrongful goals, and wrongdoing.

                    73.  Defendants, and each of them, pursued a
          conspiracy, common enterprise and common course of conduct ta accomplish the wrongs complained of herein. The purpose and effect of the conspiracy, common enterprise and common course of conduct complained of was, inter alia, to allow continuing monetary and non-monetary benefits to defendants, and to allow continuing control of First Interstate operations by the Officer and Director Defendants, to the detriment of plaintiff and the Class. Defendants accomplished their conspiracy, common enterprise and common course of conduct by making misrepresentations and concealing information, as specified herein, and by breaching their fiduciary obligations, and by taxing steps and making statements in furtherance of their wrongdoing as specified herein.
          Each defendants was a direct, necessary and substantial participant in the conspiracy, common enterprise and common course of conduct complained of herein, and was aware of his/its overall contribution to, and furtherance of the conspiracy, common enterprise and common course of conduct. Defendants' acts of conspiracy include, inter alia, all of the acts that each of them are alleged to have committed in furtherance of the wrongful conduct complained of herein, except those relating to the reaching of agreements or understandings sufficient to characterize their conduct as conspiratorial.

                    74.  Other persons and entities not named as
          defendants herein were also participants in the conspiracy alleged and acted in furtherance of the objectives of the conspiracy as co-conspirators.

                    75. As a result of the defendants', and each of their, wrongful conduct, plaintiff and the other members of the Class have sustained and will sustain economic losses and other general and specific damages, including but not limited to the amounts which the First Interstate shareholders could have received if the highest offer had boon accepted and supported by the defendants, and the amount of the $200 million "poison pill" which potentially will reduce the assets of First Interstate, loss of future income, and lost profits, all in an amount to be determined according to proof.

                    76. The wrongful acts of defendants, and each of them, were done maliciously, oppressively, and fraudulently and plaintiff and the other members of the Class are entitled to punitive and exemplary damages in an amount to be ascertained according to proof, which is appropriate to punish or set an example of the defendants, and each of them.

                    WHEREFORE, plaintiff and the Class pray for relief as set forth below.

                            FOURTH CAUSE OF ACTION

                               Abuse of Control

               (Direct and Secondary Liability of the Officer and Director Defendants; Secondary Liability of Defendant
          First Bank System)

                    77. Plaintiff hereby incorporates by reference paragraphs 1 through 56 above an though fully set forth hereinafter.

                    78. The Officer and Director Defendants, and each of them, dominated and controlled the business and corporate affairs of First Interstate through the corporate positions, relationship with the other defendants, personal stock ownership, and their control over other related entities and shareholders. There exists an imbalance and disparity of knowledge and economic power between the Officer and Director Defendants, and the Plaintiff class. In doing the acts alleged hereinbefore, the defendants, and each of them, have acted to further their own private financial interests to the detriment of the interests of plaintiff and the Class, in flagrant abase of their positions of corporate control.

                    79. The Officer and Director Defendants, and each of them, caused detriment to plaintiff and the Class by their abuses of control, including but not limited to
          (i) the wrongful dissipation of assets by the defendants obligating First Interstate to a "poison pill" provision with defendant First Bank System providing break-up fee of $200 million, (ii) not attempting to realize the highest recovery possible for the First Interstate shareholders in sale or merger of First Interstate; (iii) by refusing to accept or support any offer which does not protect defendants' own positions of power, prestige and money; and (iv) by not making available, fully and fairly, to the First Interstate shareholders, all of the offers that have been made and the terms thereof so that they can make an informed decision regarding the offers.

                    80. The Director and Officer Defendants, and each of them, knew that the acts of the other defendants constituted a breach of duty and an abuse of control. Nevertheless, each Director and Officer Defendants conspired and acted in concert with the other defendants to accomplish the improper acts and transactions alleged. Defendants' actions were illegal and improper, and are in furtherance of the Common design to achieve the unlawful purpose of the conspiracy. Each of the Director and Officer Defendants had knowledge of the conspiracy and its unlawful purpose.

                    81.  Defendant First Bank System aided and
          abetted, encouraged and rendered substantial assistance in accomplishing the abuses of control committed by the Officer and Director Defendants, and each of them. Without the involvement of and agreement by defendant First Bank System to act as a "white night" merger partner to First Interstate, the Officer and Directors Defendants could not accomplish their wrongful goals, including the retention or obtaining of lucrative position with the ultimately existing corporation and bank. In return of its granting of preferential, job-saving provisions to the Officer and Director Defendants, and the making of a merger offer (although less than any other offer made to date), defendant First Bank System is to receive ownership of First Interstate at a reduced "price", and defendant First Bank System is pledged to receive $200 million if the deal with First Interstate does not go through. In taking action, as particularized herein, to aid and abet and substantially assist the commission of these wrongful acts and other wrongdoings complained of, defendant First Bank System acted with an awareness of its primary wrongdoing and realized that its conduct would substantially assist the accomplishment of the wrongful conduct, wrongful goals, and wrongdoing.

                    82. The Officer and Director Defendants, and each of them, aided and abetted, encouraged and rendered substantial assistance in accomplishing the wrongful conduct and their wrongful goals and other wrongdoing complained of herein. In taking action, as particularized herein, to aid and abet and substantially assist the commission of these wrongful acts and other wrongdoings complained of, each of the defendants acted with an awareness of his primary wrongdoing and realized that his conduct would substantially assist the accomplishment of the wrongful conduct, wrongful goals, and wrongdoing.

                    83.  Defendants, and each of them, pursued a
          conspiracy, common enterprise and common course of conduct to accomplish the wrongs complained of herein. The purpose and effect of the conspiracy, common enterprise and common course of conduct complained of was, inter alia, to allow continuing monetary and non-monetary benefits to defendants, and to allow continuing control of First Interstate operations by defendants, to the detriment of plaintiff and the Class. Defendants accomplished their conspiracy, common enterprise and common course of conduct by making misrepresentations and concealing information, as specified herein, and by breaching their fiduciary obligations, and by taking steps and making statements in furtherance of their wrongdoing an specified herein. Each defendant was a direct, necessary and substantial participant In the conspiracy, common enterprise and common course of conduct complained of herein, and was aware of his/its overall contribution of and furtherance of the conspiracy, common enterprise and common course of conduct. Defendants' acts of conspiracy include, inter alia, all of the acts that each of them are alleged to have committed in furtherance of the wrongful conduct complained of herein, except those relating to the reaching of agreements or understandings sufficient to characterize their conduct as conspiratorial.

                    84.  Other persons and entities not named as
          defendants herein were also participants in the conspiracy alleged and acted in furtherance of the objective of the conspiracy an co-conspirators.

                    85. As a result of the defendants', and each of their, wrongful conduct, plaintiff and the other members of the Class have sustained and will sustain economic losses and other general and specific damages, including but not limited to the amounts which the First Interstate shareholders could have received if the highest offer had been accepted and supported by the defendants, and the amount of the $200 million "poison pill" which potentially will reduce the assets of First Interstate, loss of future income, and lost profits, all in an amount to be determined according to proof.

                    86. The wrongful acts of the defendants, and each of them, were done maliciously, oppressively, and fraudulently, and plaintiff and the other members of the Class are entitled to, punitive and exemplary damages in an amount to be ascertained according to proof, which is appropriate to punish or set an example of the defendants, and each of them.

                    WHEREFORE, plaintiff and the Class pray for relief as set forth below.

                            FIFTH CAUSE OF ACTION

                          Unfair Business Practices

              (Direct and Secondary Liability of All Defendants)

                    87. Plaintiff hereby incorporates by reference paragraphs 1 through 56 above as though fully set forth hereinafter.

                    33.  By their wrongful conduct, as set forth
          above, defendants, and each of them, have engaged in unfair competition including unlawful, unfair or fraudulent business practice, in violation of business and Professions Code section 17200 et seq., and have destroyed or prevented fair and honest competition for the purchase of First Interstate common stock as part of a merger or acquisition of First Interstate.

                    88.  Defendants, and each of them, aided and
          abetted, encouraged and rendered substantial assistance in accomplishing the wrongful conduct and their wrongful goals and other wrongdoing complained of herein. In taking action, as particularized herein, to aid and abet and substantially assist the commission of these wrongful acts and other wrongdoings complained of, each of the defendants acted with an awareness of his or its primary wrongdoing and realized that his/its conduct would substantially assist the accomplishment of the wrongful conduct, wrongful goals, and wrongdoing.

                    89. Plaintiff and the Class have standing to bring this cause of action for injunctive relief, pursuant to California Business & Professions Code
          Section 17203.

                    90. If defendants, and each of them, proceed with a merger between First Interstate and defendant First Bank System at the price offered by First Bank System, it will irreparably harm the First Interstate shareholders, namely plaintiff and the Class, unless appropriate Injunctive relief is granted. If defendants, and each of them, proceed with payment of a $200 million break up fee pursuant to the "poison pill" provision of the agreement between First Interstate and defendant First Bank System, it is will irreparably harm the First Interstate shareholders, namely plaintiff and the Class, unless appropriate injunctive relief is granted.

                    WHEREFORE, plaintiff and the Class pray for relief as set forth below.

                            SIXTH CAUSE OF ACTION

                              Unjust Enrichment

               (Direct Liability of All Defendants, Except
          Defendant DLJ)

                    91. Plaintiff hereby incorporates by reference paragraphs 1 through 56 above as though fully set forth hereinafter

                    92. If defendants, and each of them, proceed with a merger between First Interstate and defendant First Bank System at the price offered by first Bank System, rather than accepting the higher offer(s) by Wells Fargo, or soliciting and attempting to obtain the highest offer possible for the benefit of the First Interstate shareholders, because the Officer and Director Defendants want to keep and obtain personal and financial benefits for themselves instead, this would be an unjust enrichment to the Officer and Director Defendants, and each of theme to the detriment of plaintiff and the Class.

                    93.  If defendant First Bank System obtains
          payment of a $200 million break up fee pursuant to the, "poison pill" provision of the agreement between First Interstate and defendant First Bank System, for which compensation defendant First Bank System is not entitled, has not earned, and is not the result of any benefit to the First Interstate shareholders, this would be an unjust enrichment to defendant First Bank System, to the detriment of plaintiff and the Class.

                    94.  Any unjust enrichment obtained by the
          defendants, and each of them, should be disgorged, and placed in trust for the financial benefit of plaintiff and the Class.

                    WHEREFORE, plaintiff and the Class pray for relief as set forth below.

                           SEVENTH CAUSE OF ACTION

                              Constructive Fraud

                   (Direct and Secondary Liability of the
                       Officer and Director Defendants)

                    95. Plaintiff hereby incorporates by reference paragraphs 1 through 56 above as though fully set forth hereinafter.

                    96. As a result of the tortious conduct of the officer and Director Defendants, and each of them, as set forth above, and because of the fiduciary relationship between First Interstate shareholders and these defendants, the Officer and Director Defendants are liable to plaintiff and the Class for constructive fraud.

                    97. The Officer and Director Defendants, and each of them, aided and abetted, encouraged and rendered substantial assistance in accomplishing the wrongful conduct and their wrongful goals and other wrongdoing complained of herein. In taking action, as particularized herein, to aid and abet and substantially assist the commission of these wrongful acts and other wrongdoings complained of, each of the defendants acted with an awareness of his primary wrongdoing and realized that his conduct would substantially assist the accomplishment of the wrongful conduct, wrongful goals, and wrongdoing.

                    98.  As a result of the Officer and Director
          Defendants', and each of their, wrongful conduct, plaintiff and the Class have suffered and continue to suffer economic losses, and other general and specific damages, all in an amount to be determined according to proof at time of trial.

                    WHEREFORE, plaintiff and the Class pray for relief as follows:

                    1. Compensatory and general damages according to proof;

                    2.   Special damages according to proof;

                    3. Prejudgment interest at the maximum legal rate;

                    4. Punitive and exemplary damages according to proof;

                    5.   For injunctive relief

                    6.   Costs of the proceedings herein;

                    7.   Reasonable attorneys' fees; and

                    8. All such other and further relief as the Court deems just.

          DATED:  November 24, 1995          BLECHER & COLLINS, P.C.

                                             By:  ________________________
                                                  MAXWELL M. BLECHER

                                             COTCHETT & PITRE

                                             By:  ________________________
                                                  MARIE SETH WEINER

                                             Attorneys for Plaintiff and
                                             the Class


                                     JURY DEMAND

                    Plaintiff TIMOTHY W. BRADLEY, individually and on behalf of all others similarly situated, demands a trial by jury.

          DATED:  November 24, 1995          BLECHER & COLLINS, P.C.

                                             By:  ________________________
                                                  MAXWELL M. BLECHER

                                             COTCHETT & PITRE

                                             By:  ________________________
                                                  MARIE SETH WEINER

                                             Attorneys for Plaintiff and
                                             the Class